UNITED STATES

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SCHEDULE 14A

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Hello XO,

On Tuesday, September 25th, 2018, XO Group Inc. (“XO Group”) announced a deal to be taken private by a global private equity firm, called Permira, and to merge with WeddingWire. This is exciting news - With all the anticipation, there have also been questions and conversations around what this means for us, and what comes next. In the last few weeks, we’ve spent some time gathering your questions through your leaders and our office hours to make sure we could be as thorough as possible. Those questions can be found in this FAQ Document.

It’s also important for you to know that there are many details that will not be clear until after the deal is closed and the integration teams have completed their work. Questions about the specifics of the future combined businesses, from what our leadership and teams will look like, to career opportunities, the makeup of our benefits, what technology we will use, and our eventual suite of products, are all details that will be addressed by our integration team and will become more clear after closing. It is important to remember that until the deal closes, the companies remain separate and it is business as usual.

Thanks for all of your patience - this is new for a lot of us and we’re doing our best to keep everyone informed. In the meantime, if you have any questions or want to talk about something, you HR business partners, your leaders, the executive team, and I are all available to you. (Check your calendars for office hours or just shoot us a message!)

- Michelle

On Tuesday, September 25th, 2018, XO Group Inc. (“XO Group”) announced a deal to be taken private by a global private equity firm, called Permira, and to merge with WeddingWire. This is exciting news - With all the anticipation, there have also been questions and conversations around what this means for us, and what comes next.

We’ll do our best to answer some of them here:

Remind me, what’s going on?

We announced that we signed a definitive agreement to be taken private by global private equity firms the Permira Funds and Spectrum Equity and merge with WeddingWire (which is majority owned by Permira). The combined company will maintain both brands, The Knot and WeddingWire, as separate consumer products and XO Group CEO Mike Steib and WeddingWire CEO Tim Chi will serve as co-CEOs of the combined company.

This deal has NOT closed. It could take months to go through the regulatory approval process and other closing items before we finalize the transaction. We expect the transaction to be completed in the first half of 2019.

So for now, it is business as usual...nothing changes in terms of how we operate our company. We should continue living our values and providing our users and clients with the best-in-class content, products, and services that they have come to expect from us.

Okay. I have a few more questions …

THE BIG PICTURE:

1.	How does this deal work?
2.	Why did we decide to sell XO Group?
3.	Are we now owned by another company?
4.	Why is this a good idea for XO Group and our business?
5.	Has XO Group’s Board of Directors approved this deal?
6.	Who will be leading our company once the deal goes through?
7.	What does it mean to be private?
8.	What can I share?
9.	Who are Permira Funds and Spectrum Entities?
10.	Do Permira and Spectrum care about the Wedding Industry?
11.	What should I know about WeddingWire?

MY JOB & BENEFITS (STOCK AND EQUITY AWARDS):

12.	Will my pay & benefits change?
13.	Should I be worried about my job?
14.	Can you explain what happens to our stocks?
15.	I have a restricted stock award relating to XO Group common stock. What will happen to my restricted stock in the transaction?
16.	I have outstanding vested options to purchase XO Group common stock. What will happen to my vested options in the transaction?
17.	I have outstanding unvested options to purchase XO Group common stock. What will happen to my unvested options in the transaction?
18.	What will happen to the Amended and Restated 2009 Employee Share Purchase Plan (the “ESPP”)?
19.	What tax consequences will I experience as a result of the transaction?

WHAT’S NEXT?:

20.	What does this mean for our business?
21.	What is the timeline?
22.	Who is coordinating the integration of the two companies?
23.	What do I do next?
24.	What does it mean for me once the deal does go through?
25.	How will you keep me in the loop with any updates or details as they emerge?
26.	What happens if this doesn’t close?

THE BIG PICTURE:

1. How does this deal work?

There are two parts to this proposed transaction: "Signing" the agreement to combine is what we have just done. This is just saying what we want to happen. If and when the XO Group shareholders and government regulators approve and several other things happen, we have a "Closing," where the companies are combined.

2. Why did we decide to sell XO Group?

We, and the Board of Directors, believe this deal to be in the best interests of XO Group and our shareholders. We are also excited to serve a broader base of couples and local vendors, and for the professional opportunities it offers our employees.

3. Are we now owned by another company?

This has NOT closed - it could take months to go through the regulatory approval process and other closing items before we finalize the transaction. Upon deal close, the companies will be merged, both brands and product suites will continue to innovate and serve customers. Mike will continue on as co-CEO. We will be a private company within the Permira Funds and Spectrum Equity fund portfolios and continue to delight couples and our customers.

4. Why is this a good idea for XO Group and our business?

Broader offerings. The expansive complementary networks and diversified features of the combined organization (XO Group and WeddingWire) will strengthen the company's ability to serve engaged couples, wedding vendors, and retailers across 15 countries.

Accelerated innovation. The collaboration in research and technology will help to streamline development and better address the evolving needs of engaged couples and wedding vendors in the wedding industry.

Enhanced financial flexibility and strength. The merger will allow the combined company to pursue growth opportunities while continuing to invest in its current business.

Talent opportunities. The companies employ some of the industry’s most talented teams and the global scale of the future combined company will represent worldwide opportunities for career development and growth.

5. Has XO Group’s Board of Directors approved this deal?

Yes, our Board unanimously approved the transaction.

6. Who will be leading our company once the deal goes through?

Our CEO Mike Steib and WeddingWire CEO Tim Chi will serve as co-CEOs of the combined company. We will provide more information regarding the management team following the transaction as it becomes available.

7. What does it mean to be private?

Private companies are owned by founders, management or a group of private investors. In our case, we were purchased by private equity firms (the Permira Funds and Spectrum Equity). A public company, on the other hand, is a company that has sold all or a portion of itself to the public via an initial public offering (IPO), meaning public shareholders have claim to part of the company's assets and profits. By becoming a private company, we will no longer trade our stock on the stock exchange.

8. What can I share?

Just as before, unless you are a designated spokesperson in Marketing or PR, you should not be speaking on behalf of the company to any external parties. Any questions or inquiries from any press or shareholders should be directed to Melissa Bach (Marketing) and Ivan Marmolejos (Investor Relations.)

Feel free to share with friends or clients any press releases or statements that have come through one of our official channels: the XO Group Inc press page, or social media including Instagram, LinkedIn, Facebook, etc.

9. Who are Permira Funds and Spectrum Entities?

Permira is one of the world’s leading global private equity firms with over 30 years of experience backing ambitious growth companies like ours. The Permira funds have owned a number of well-known and successful consumer internet companies over their history, including Ancestry.com, LegalZoom, Renaissance Learning, Magento, and others. Spectrum Equity is a leading growth equity firm providing capital and strategic support to innovative companies in the information economy. For 25 years, the firm has partnered with proven entrepreneurs and management teams to build long-term value in market-leading software, information services, and Internet companies. Representative investments include Ancestry, Bats Global Markets, GoodRx, GrubHub, Headspace, Jimdo, Lynda.com, SurveyMonkey, Teachers Pay Teachers, and WeddingWire.

10. Do Permira and Spectrum care about the Wedding Industry?

Permira first entered the Wedding Industry in May 2018 when they became the majority owner of WeddingWire. In addition to their wealth of consumer internet expertise, they have a lot of excitement for the wedding industry. They are focused on growth and have a desire to move faster to transform our industry for the better. Permira also has great respect for the brand, content, technology, and product-driven focus we’ve built together, for our incredible team, and for our culture. Spectrum first entered the Wedding industry in August 2012, when they made a substantial investment in WeddingWire. Spectrum helped WeddingWire to expand into the global Wedding industry with WeddingWire’s acquisition of Wedding Planner in 2015. Spectrum has extensive knowledge of marketplace companies like GrubHub.

11. What should I know about WeddingWire?

WeddingWire, Inc. is a leading global online marketplace, connecting consumers with local wedding professionals and a suite of comprehensive tools that make wedding planning easier. Operating within a $250 billion industry, WeddingWire helps 16 million users every month find the right team of wedding professionals to personalize and pull off their special day. Consumers around the world are able to read from more than five million vendor reviews to search, compare and book from a directory of over 500,000 vendors. Founded in 2007 and headquartered in Chevy Chase, Maryland and Barcelona, Spain, the WeddingWire portfolio serves couples and wedding professionals across 15 countries in North America, Latin America, Europe and Asia with brands such as Bodas.net, Matrimonio.com, WeddingWire.in, WeddingWire.co.uk and more.

MY JOB & BENEFITS (STOCKS):

12. Will my pay & benefits change?

For now, everything stays the same. We will still have open enrollment as usual (We’re hard at work right now negotiating the most competitive benefits for 2019, as we do every year!)

13. Should I be worried about my job?

Before the completion of the transaction, it remains business as usual at XO Group. We do not anticipate changes to any employee’s role before the transaction is completed, other than in the ordinary course of business consistent with past practice.

It is natural to feel a little unsettled in these moments of change, and we understand this is both an exciting and anxious time for our employees. There are many details still being worked out, and we will continue to share information relevant to you as it becomes available. Our commitment to all of our valued employees, as always, is to communicate as promptly and directly as possible and to treat people fairly.

14. Can you explain what happens to our stock?

For those that own shares of XO Group common stock, upon the completion of the transaction, each XO Group common share (including any company common shares previously purchased under the 2009 Amended and Restated Employee Stock Purchase Plan) will be converted into the right to receive a cash payment equal to $35 per share.

15. I have a restricted stock award relating to XO Group common stock. What will happen to my restricted stock in the transaction?

Upon the completion of the transaction, each currently outstanding award of unvested restricted shares of common stock will be converted into a cash-based award, as follows:

Amount. The amount of the converted cash-based award will be equal to (a) the number of shares of XO Group common stock subject to the outstanding portion of the restricted stock award immediately prior to the completion of the transaction multiplied by (b) $35.

Vesting Schedule. Unless otherwise provided in an individual agreement between you and XO Group, the converted cash-based award will continue to vest on the regularly scheduled vesting dates, and any vested cash amounts will be paid within 30 days following the end of the calendar quarter in which the vesting date occurs. If a portion of your award vests and your employment terminates for any reason after the vesting date but prior to the date the vested amount is paid, you will still be entitled to receive that vested amount.

Post-Closing Termination. Unless otherwise provided in an individual agreement between you and XO Group, if, following the completion of the transaction, your employment is terminated without cause, your converted cash-based award will vest on a prorated basis based on the number of completed months in the applicable vesting tranche (with any partial months rounded up to the nearest whole month).

Terms and Conditions. The converted cash-based award will otherwise be subject to the same terms and conditions as the restricted stock award was immediately prior to the completion of the transaction.

Taxes. Generally, the converted cash-based award will be taxed at ordinary income rates at the time the vested cash is paid to you. Every situation is unique, and you should consult with your personal tax advisor for information regarding how your converted cash-based awards will be taxed.

16. I have outstanding vested options to purchase XO Group common stock. What will happen to my vested options in the transaction?

Upon the completion of the transaction, each vested option award will be cancelled in exchange for a cash payment equal to (a) the number of shares of XO Group common stock covered by the vested portion of the option immediately prior to the completion of the transaction multiplied by (b) (i) $35 minus (ii) the per share exercise price applicable to the vested portion of the outstanding stock option immediately prior to the completion of the transaction, less applicable withholding taxes. Generally, the cash payment in respect of vested options will be taxed at ordinary income rates at the time the cash is paid to you. Every situation is unique, and you should consult with your personal tax advisor for information regarding how your converted cash-based awards will be taxed.

17. I have outstanding unvested options to purchase XO Group common stock. What will happen to my unvested options in the transaction?

Upon the completion of the transaction, each currently outstanding unvested option award will be converted into a cash-based award, as follows:

Amount. The amount of the converted cash-based award will be equal to (a) the number of shares of XO Group common stock covered by the unvested portion of the option immediately prior to the completion of the transaction multiplied by (b) (i) $35 minus (ii) the per share exercise price applicable to the unvested portion of the outstanding stock option immediately prior to the completion of the transaction.

Vesting Schedule. Unless otherwise provided in an individual agreement between you and XO Group, the converted cash-based award will continue to vest on the regularly scheduled vesting dates, and any vested cash amounts will be paid within 30 days following the end of the calendar quarter in which the vesting date occurs. If a portion of your award vests and your employment terminates for any reason after the vesting date and prior to the date the vested amount is paid, you will still be entitled to receive that vested amount.

Post-Closing Termination. Unless otherwise provided in an individual agreement between you and XO Group, if, following the completion of the transaction, your employment is terminated without cause, your converted cash-based award will vest on a prorated basis based on the number of completed months in the applicable vesting tranche (with any partial months rounded up to the nearest whole month).

Terms and Conditions. The converted cash-based award will otherwise be subject to the same terms and conditions as the option award was immediately prior to the completion of the transaction.

Taxes. Generally, the converted cash-based award will be taxed at ordinary income rates at the time the vested cash is paid to you. Every situation is unique, and you should consult with your personal tax advisor for information regarding how your converted cash-based awards will be taxed.

18. What will happen to the Amended and Restated 2009 Employee Share Purchase Plan (the “ESPP”)?

The ESPP will continue in effect through the current purchase period (i.e., through January 31, 2019). The ESPP will be suspended thereafter and we will not offer the ESPP after that date. No new participants are permitted to join the current ESPP purchase period in progress and no one is permitted to increase their contributions for the current ESPP purchase period in progress. You can withdraw from the ESPP at any time as stated in the plan document.

If the completion of the merger occurs prior to the end of the current purchase period, the last day of the current purchase period will be accelerated to a date prior to the completion of the transaction and your funds contributed to the ESPP will be used to purchase company common shares. Question 15 describes what will happen to company common shares at the completion of the transaction. As usual, you will receive a refund for any contributions not used to purchase shares in accordance with the terms of the ESPP.

19. What tax consequences will I experience as a result of the transaction?

Every situation is unique, and you should consult with your personal tax advisor for information regarding how your common shares (including those purchased under the ESPP), restricted shares and options will be treated for tax purposes in connection with the transactions and to confirm the tax treatment specific to your personal situation. XO Group representatives will not provide tax advice to employees.

WHAT’S NEXT?

20. What does this mean for our business?

Until closing, XO Group and Wedding Wire are required to continue to operate independently. Once we close, XO Group will become a private company and we will merge with WeddingWire. We will then be able to accelerate the growth of both businesses while maintaining separate brands. The combined companies will bring the best content, features, and functionality of The Knot and WeddingWire to engaged couples, vendors and national partners.

21. What is the timeline?

As of September 24, 2018, we signed the agreement of our intentions to combine companies. While the agreement has already been unanimously approved by each company's board of directors and has the full support of each company's management team, there are parties, including XO Group's shareholders and the government, that must review and approve this. This process can take anywhere from a couple months to a longer period. We anticipate closing in the first half of 2019.

22. Who is coordinating the integration of the two companies?

We will be creating a joint Integration Team led by Ed Bailey (XO Group) and Jessica Finnefrock (WeddingWire) to bring the two companies together smoothly. Integration Teams are responsible for executing the merger and figuring out how we put everything together so that the company can be really successful. They are generally comprised of leaders from both businesses (in our case XO Group and WeddingWire) and consultants and represent a cross-section of business units and functions. The Integration Team is tasked with organizing working groups by topic (example: IT systems) to prepare for day-one operations.

23. What do I do next?

Unless you’re one of the people who is pulled out of your job to join the Integration Team (in that case what you do next will be different) we’ll keep doing what we do best! Nothing changes in terms of how we operate our company. We will continue to live our values and provide our users and clients with the best-in-class content, products, and services that they have come to expect from us. If you find yourself not working toward the same goals and projects you were a week ago, then you should speak up.

24. What does it mean for me once the deal does go through?

Presuming the deal is approved, sometime in 2019 XO Group and WeddingWire will merge into one company, but the plan is to indefinitely operate The Knot and WeddingWire as two separate consumer brands.

We will have the opportunity to serve a much larger international audience and bring the best of each brand to the other.

As part of the merger, there will be areas of the business and functions that we will look to integrate post-closing, but we don’t yet know how much integration and the level of integration. We are focused on XO Group right now. It is important we don’t slow down serving our customers and running our business.

25. How will you keep me in the loop with any updates or details as they emerge?

Just as before, we will share company updates whenever we have them through the normal channels, on slack, email, and in-person at our all-hands events and through your leaders. We have a thorough communications plan that will make sure that when we know something, we’ll share it with you. For now, you can expect that we won’t have much to tell you as we await the regulatory approval process and other closing items that could take several months.

26. What happens if this doesn’t close?

If the deal doesn't close, WeddingWire and XO Group will continue to operate separately. We are confident in the benefits the deal would offer to engaged couples and vendors and are excited and hopeful that the companies merge.

THE FINE PRINT

This communication is not intended to constitute an agreement between you, XO Group, WeddingWire, Permira or any of their affiliates with respect to your employment or any payments or benefits in connection therewith and does not grant you any legal rights with respect to any of the subject matter discussed herein.

Important Information

All statements herein are subject to, and shall not be considered as modifying the express terms of, any plan or program documents. XO Group reserves the right to amend or cancel its benefits, plans, and programs at any time, except as otherwise expressly agreed to in the transaction agreement. Similarly, XO Group reserves the right to amend or cancel its benefits, plans, and programs at any time, except as otherwise expressly agreed to in the transaction agreement. In the event of a conflict between the statements set forth herein and the transaction agreement, the transaction agreement will control.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving XO Group. In connection with the proposed merger, XO Group will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including XO Group’s proxy statement on Schedule 14A and accompanying definitive proxy card (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that XO Group may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF XO GROUP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and XO Group’s website, www.xogroupinc.com.

Participants in the Solicitation

XO Group and its directors and executive officers are deemed to be participants in the solicitation of proxies from the holders of XO Group common stock in respect of the proposed merger. Information about the directors and executive officers of XO Group is set forth in the proxy statement for XO Group’s 2018 annual meeting of stockholders, which was filed with the SEC on April 9, 2018, and in other documents filed by XO Group with the SEC, including the Current Report on Form 8-K filed with the SEC on June 1, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed merger when they become available.

Forward-Looking Statements

This communication may contain projections or other forward-looking statements regarding future events or our future financial performance or estimates regarding third parties. These statements are only estimates or predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the estimates, projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our operating results may fluctuate, are difficult to predict and could fall below expectations, (ii) our ability to accurately measure and monetize the level of offline store level traffic attributable to an online digital campaign conducted on our sites, (iii) our business depends on strong brands, and failing to maintain and enhance our brands would hurt our business, (iv) our ongoing investment in new businesses and new products, services, and technologies is inherently risky, and could disrupt our ongoing business and/or fail to generate the results we are expecting, (v) if we are unable to continue to develop solutions that generate revenue from advertising and other services delivered to mobile devices, our business could be harmed, (vi) our businesses could be negatively affected by changes in internet search engine and app store search algorithms and email marketing policies, (vii) we face intense competition in our markets; if we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive, and our revenue and results of operations could be adversely affected, (viii) our transactions business is dependent on third-party participants, whose lack of performance could adversely affect our results of operations, (ix) fraudulent or unlawful activities on our marketplace could harm our business and consumer confidence in our marketplace, (x) we may be subject to legal liability associated with providing online services or content, (xi) we may be unable to continue to use the domain names that we use in our business, or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks, (xii) risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, (xiii) the failure to obtain stockholder approval of the proposed transaction or required regulatory approvals or the failure to satisfy any of the other conditions to the completion of the proposed transaction, (xiv) the effect of the announcement of the proposed transaction on the ability of XO Group to retain and hire key personnel and maintain relationships with its customers, suppliers, vendors, advertisers, distributors, partners and others with whom it does business, or on its operating results and businesses generally, (xv) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction, (xvi) the ability to meet expectations regarding the timing and completion of the proposed transaction, (xvii) the potential impact of the consummation of the proposed transaction on XO Group’s relationships, including with employees, customers, suppliers, vendors, advertisers, distributors, partners and competitors, and (xviii) other factors detailed in documents we file from time to time with the SEC. Forward-looking statements in this communication are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.